Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
 Nordic American Tankers Limited:
We consent to the use of our reports dated May 15, 2018, with respect to the consolidated balance sheets of Nordic American Tankers Limited and subsidiaries (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive (loss) income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated May 15, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company lacked effective controls to ensure the proper application of Accounting Standards Codification (''ASC'') 205-40, Going Concern.

/s/ KPMG AS
Oslo, Norway
 November 29, 2018